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Exhibit 11


ALBEMARLE CORPORATION
COMPUTATION OF PRO FORMA EARNINGS PER SHARE for the years ended December 31, 2000 and 1999
(In thousands except per share amounts)


                                              Pro Forma      Pro Forma
                                                2000            1999
                                              ---------      ---------
BASIC EARNINGS PER SHARE

Numerator:
---------

Net income after effect of
 applying SFAS No. 123
 "Accounting for Stock Based
 Compensation"                                $ 100,437      $  88,018
                                              ---------      ---------
Denominator:
-----------

Average number of shares of
 common stock outstanding                        45,882         45,889
                                              =========      =========

Basic earnings per share                      $    2.19      $    1.88
                                              =========      =========

DILUTED EARNINGS PER SHARE

Numerator:
---------

Net income after effect of
 applying SFAS No. 123
 "Accounting for Stock Based
 Compensation"                                $ 100,437      $  88,018
                                              ---------      ---------
Denominator:
-----------

Average number of shares of
 common stock outstanding                        45,882         46,889
                                              ---------      ---------
Shares issuable upon the assumed
 exercise of outstanding stock
 options                                            724            624
                                              ---------      ---------

Total pro forma shares                           46,606         46,889
                                              =========      =========

Diluted earnings per share                    $    2.16      $    1.85
                                              =========      =========